Exhibit 10.01

AMENDED EMPLOYMENT AGREEMENT

This amendment to the Employment Agreement (the “Employment Agreement”) is entered into as of this 26th day of October, 2006, between Massoud Safavi (the “Employee”) and EFJ, Inc. (the “Company”).

The Company and Employee agree to amend the Employment Agreement as follows:

Section 1, paragraph d is deleted and replaced with the following:

“d. The Company agrees to provide Employee with 100,000 options to purchase Company stock. All rights and obligations regarding stock options will be governed by the stock option plan documents.”

All other terms and conditions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed on its behalf and the Employee has signed his name hereto, effective as of the date first written above.

COMPANY:

EFJ, Inc.

By:	/s/ Michael Gamble
Printed Name:	Michael Gamble
Its:	Vice President, Administration

EMPLOYEE:

/s/ Massoud Safavi
Massoud Safavi